Exhibit 99.1

The Parent Company Reports First Quarter 2022 Financial Results

Omni-channel retail revenue increased 97% year-over-year, comprising 57% of net sales in Q1 2022

Gross margin improved to 25% in Q1 2022 from 12% average in 2021

Reveals strategic business improvement initiatives to support long-term profitability

Announces FY 2022 expected operating expense savings of $30M, a reduction of 20% compared to FY 2021

Troy Datcher joins Board of Directors and assumes the role of Chairman

Conference call to be held, May 17, 2022, at 8:30 a.m. ET

SAN JOSE, Calif., May 16, 2022—TPCO Holding Corp. (“The Parent Company” or the “Company”) (NEO: GRAM.U) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, today announced its financial results for the quarter ended March 31, 2022 (“Q1 2022”). All amounts are expressed in U.S. dollars.

Q1 2022 Financial Highlights

•	Net sales for Q1 2022 were $33.2 million

•	Q1 2022 Omni-channel retail revenue was $19.1 million, or 57% of net sales

•	Q1 2022 Wholesale revenue was $14.1 million, or 43% of net sales

•	Gross profit for Q1 2022 was $8.2 million, or 25% of net sales

•	Net loss and comprehensive loss for Q1 2022 was $33.5 million

•	Adjusted EBITDA loss for Q1 2022 was $19.2 million. Adjusted EBITDA removes the effects of changes in fair value of financial instruments, impairment charges and other non-cash items.

•	Unrestricted Cash and cash equivalents totaled $143.5 million as of March 31, 2022.

Strategic Long-term Profitability Initiatives

As announced on March 31, 2022, the Company intends to maintain a minimum cash balance of approximately $100 million at fiscal 2022-year end subject to any opportunistic partnership of acquisition transactions, and expects to generate positive cash flow in fiscal year 2023. To meet these goals, the Company is in the process of implementing the following measures to reduce costs, drive efficiencies, and accelerate its path to sustainable, long-term profitability:

•

Enhanced Revenue Mix: Over the last year the Company has taken action to transition its focus from high-volume, but low margin, bulk wholesale revenue to higher-margin omni-channel retail revenue (which includes: retail, pick-up, and delivery). The Company intends to continue to grow this high-margin segment while lowering its percentage of wholesale revenue and is targeting omnichannel retail revenue to account for over two thirds of revenue at the end of fiscal 2022. This anticipated revenue mix target reflects a strategic focus towards the end-consumer and brand building. Omni-channel retail revenue originally comprised 24% of net revenue in Q1 2021. The Company’s emphasis on higher-margin revenue channels, namely omni-channel retail, is expected to shift focus away from less profitable sales channels to the detriment of higher topline revenue.

•

Gross Margin Expansion: Through a variety of optimization efforts, cost reduction initiatives as well as the enhanced revenue mix discussed above, the Company has set a target to expand gross margin to be in excess of 30%. Consumers can anticipate increased availability and prominence of Company-owned products and brands at its owned stores to further drive profitability improvements.

•

Cost-Reduction Initiatives: The Company is committed to improving its profitability through cost-reduction initiatives and expects to reduce the Company’s cash operating expenses by $30 MM or approximately 20% over the course of 2022 compared to full year 2021.

•

Strengthened Management Team: The Company has significantly evolved its management team to one that has extensive experience with turn-arounds and expertise in building strong consumer packaged goods (“CPG”) businesses to deliver on its goals.

Management Commentary

“Our first quarter results reflect both the significant transformation we have accomplished in the last year and the potential we can achieve through further optimization,” said Troy Datcher, Chief Executive Officer and Chairman of The Parent Company. “We’ve successfully pivoted our focus to higher-quality revenue streams, with 57% of our sales now coming from our more profitable omni-channel retail segment, which expanded our gross margins to 25% in the quarter, up from a 2021 average gross margin of 12%. I am extremely proud of the talent we have attracted and the footprint we have built that enables us to connect directly with our customers to innovate, create, and launch new products directly into the market.”

Mr. Datcher added, “We are building this business for the long-haul and the steps we are taking now will help to preserve our strong balance sheet and grow our omnichannel retail business. These initiatives support our goal to become cash flow positive in fiscal 2023 are expected to deliver strong value for our shareholders. We believe we have the right plan in place to better utilize our assets and maximize our footprint, which we expect will allow us to emerge as a leader in the California cannabis market and world-class brand builder in this industry.”

Mr. Datcher concluded, “We firmly believe that long-term success in California will be earned by focusing on the consumer first. With our direct retail insights, state-wide footprint, high-quality indoor grown cannabis, and robust branded products portfolio we are well-positioned to be the number one choice for consumers.”

Q1 2022 Operational Highlights

•

On January 28th, Company insiders, including the entire Board of Directors, Troy Datcher, Chief Executive Officer, Mike Batesole, Chief Financial Officer and other members of the senior leadership team, voluntarily entered into a twelve-month extension of lock-up agreements with the Company (the “Lock-Up Agreements”) with respect to an aggregate of over 34 million common shares (“Lock-up Shares”), or approximately 34% of the total issued and outstanding common shares of the Company at March 31, 2022.

•	Strengthened the senior management team with the appointments of Tanisha Robinson as Chief Transformation Officer, Esther Song as Chief Marketing Officer and Mindi Basha as Vice-President of Retail.

Subsequent Events

•	The Company further announced today its Board of Directors has appointed Troy Datcher as Chair of the Board of Directors, effective May 11, 2022

Q1 2022 Financial Results

	Three Months Ended March 31,		YoY% Change
(In thousands)	2022	2021*
Net Sales	$33,231	$39,917	-17%
Omnichannel Retail	$19,087	$9,698	97%
% of revenue	57%	24%	**
Wholesale	$14,144	$30,219	-53%
% of revenue	43%	76%	**
Gross Profit	$8,184	$7,043	16%
Gross Margin	25%	18%	**
Total operating expenses	$40,615	$62,972	-37%
Net loss and comprehensive loss	$(33,537)	$19,061	**
Adjusted EBITDA	$(19,234)	$(10,174)	**

*

The Company’s financial results for the quarterly period ended March 31, 2021 (“Q1 2021”) covered 14 fewer days than its financial results for the quarterly period ended March 31, 2022 (“Q1 2022”) due to the fact that the Company’s qualifying transaction, pursuant to which the Company’s business was formed, did not occur until January 15, 2021. Accordingly, the Company’s results of operations are not necessarily comparable between those two periods.

**	Information not meaningful.

The Company’s consolidated financial statements, as well as its accompanying management discussion and analysis of financial condition and results of operations (“MD&A”) have been included in its Quarterly Report on Form 10-Q filed on EDGAR (www.sec.gov) as well as SEDAR (www.sedar.com). Please refer to The Parent Company’s MD&A for additional detail and discussion on the Company’s results from operations.

Conference Call

The Parent Company will host a conference call tomorrow, Tuesday, May 17th, to discuss these results. Troy Datcher, Chief Executive Officer, and Mike Batesole, Chief Financial Officer will host the call starting at 8:30 a.m. Eastern time. A question-and-answer session will follow management’s prepared remarks.

DATE:	Tuesday, May 17th, 2022
TIME:	8:30 a.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	(888) 254-3590 or (647) 794-4605
CONFERENCE ID:	2097692
REPLAY:	1 (888) 203-1112 or 1 (647)-436-0148 Available until 12:00 midnight Eastern Time Tuesday, May 24, 2022 Replay Code: 2097692

Financial results and analyses are also available on the Company’s website (ir.theparent.co).

About The Parent Company

The Parent Company is a leading consumer-focused, vertically integrated cannabis company with eleven retail locations, six delivery hubs and a curated product portfolio including Monogram by Shawn “JAY-Z” Carter, Caliva, Mirayo by Santana, Fun Uncle and Deli.

The Parent Company is committed to leveraging its status to help build a more equitable cannabis industry. Its social equity venture fund aims to eliminate systematic barriers to entry and provide minority entrepreneurs with meaningful participation, growth, and leadership opportunities in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol “GRAM.U” and on the OTCQX under the ticker symbol “GRAMF.”

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter.

Forward Looking Statements

This press release contains forward-looking information within the meaning of applicable securities legislation which reflects The Parent Company’s current expectations regarding future events. The words “will”, “expects”, “intends”, “believes” and similar expressions are often intended to identify forward looking information, although not all forward-looking information contains these identifying words.

Specific forward-looking information contained in this press release includes, but is not limited to, statements concerning (i) the Company’s future financial performance, including, without limitation, statements regarding the Company’s target percentage of omni-channel retail revenue, gross margin improvements and its expected reduction in costs; (ii) ability of The Parent Company to execute on its growth strategy; and (iii) expectations regarding future corporate development activities. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond The Parent Company’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward looking information. Such risks and uncertainties include, but are not limited to: changes in general economic, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading “Risk Factors” in The Parent Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022 and in the Company’s periodic reports subsequently filed with the SEC and in the Company’s filings on SEDAR at www.sedar.com. The Parent Company undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Non-GAAP Financial Measures

This news release contains the non-GAAP financial measure “Adjusted EBITDA,” which is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. As a result, this measure may not be comparable to similar measures presented by other companies. For a reconciliation of “Adjusted EBITDA” to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” below.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization, adjusted to exclude extraordinary items, non-recurring items and, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) fair value change in contingent consideration and investments measured at Fair Value Through Profit and Loss (“ FVTPL”), (iii) non-recurring legal and professional fees, human-resources, inventory and collections-related expenses, (iv) intangible and goodwill impairments and loss on disposal of assets and (v) transaction costs related to merger and acquisition activities.

Reconciliation of Non-GAAP Measures

	Three-months ended
	March 31, 2022	March 31. 2021
Net loss and comprehensive loss	$(33,536,532)	$19,061,254
Income taxes	594,872	(3,210,622)
Depreciation and amortization	6,473,711	7,327,263
Interest expense	1,250,568	1,173,872
EBITDA	(25,217,381)	24,351,767
Adjustments:
Share based compensation expense	2,242,077	8,127,779
Other non-recurring items:
Fair value change of contingent consideration	(388,622)	(131,093,854)
Change in fair value of investments at fair value through profit or loss	(297,864)	—
Provision for notes receivable	2,249,706	—
Impairment loss	—	58,030,387
De-SPAC costs	2,178,536	2,618,240
Restructuring costs	—	544,616
Sales and marketing expense	—	27,247,039
Adjusted EBITDA	$(19,233,548)	$(10,174,026)

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com